Exhibit 10.39(a)


          AGREEMENT dated August 26, 1999 by and between WE MEDIA, INC., a Delaware corporation with principal offices at 130 William St, New York, NY 10038 ("We Media"), and Educational Video Conferencing Inc. a Delaware
Corporation  with  principal  offices  at Grass  Sprain  Rd,  Yonkers,  NY 10710
("EVC").


                                   BACKGROUND

EVC has developed a system for delivering high quality distant learning programs and has formed key relationships with major educational institutions to deliver fully accredited college courses and degree programs along with continuing education, from these institutions to students in remote locations. This delivery mechanism has proven to be a comprehensive system allowing for a complete educational experience controlled by the instructor during a live class or delivered asynchronously to students on demand.

We Media has undertaken a mission to provide enabling services to individuals who have been denied access and choice to the services they need. In this undertaking, We Media is developing a fourth-generation on-line portal community that shall exist as the center of interaction for these individuals. This Internet community will act as a unifying and central location for its members to interact, learn, grow and meet one another.

Key components of this portal will be the delivery of education, employment and financial services as well as many more. Utilizing custom technology We Media will be able to profile and target these services to the members who need them most. We Media will be able to identify and interact with each and every member in the pursuit of providing a completely individualized and customized experience, giving the member access and choice to services they have too long been denied.

We Media and EVC will enter into a joint marketing agreement to promote their prospective services to their constituencies.



1. DEFINITIONS.

Terms used in this Agreement which are capitalized shall have the definitions set forth below or elsewhere in this Agreement. References to Sections or Exhibits refer to Sections of, or Exhibits to, this Agreement.

     1.1. "Advertisement Inventory" means the amount of space in the user interface of a website of the We Media Properties available for advertising multiplied by the number of pages actually seen by End-Users.


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     1.2. "Advertisements" means advertising banners,  print advertising,  media sponsorships and other  advertising  displayed on We Media Properties,
          subject  to  the  approval  of  EVC,  such   approval   shall  not  be
          unreasonable denied.

     1.3. "Artwork"  means  the  artwork,   logos,  text,   graphics  and  other
          trademarks to be used by We Media for the purposes of promoting EVC services.

     1.4. "End-User" means a registered end-user of the We Media Properties.

     1.5. "Enrolled Student" means a person who is currently enrolled and has paid for one or more courses through EVC.

     1.6. "Effective Date" means when the first promotion by We Media begins and is October 9, 1999 coinciding with a major marketing initiative and the re-launch of the WeMagazine.com website.

     1.7. "EVC Services" means fully accredited college courses and degree programs along with continuing education, to students in remote locations.

     1.8. "Percentage Shared Revenue" means the percent of EVC's gross revenue (not including bad debt) taken in from student enrollments distance learning courses.

     1.9. "We Media Properties" means all Website pages, print publications, radio broadcast and television broadcasts produced by or branded as the property of We Media.

     1.10."User Data" means the demographic information, names and email addresses of the End-Users.


2. DELIVERABLES: WE MEDIA

     2.1. Advertising  Dollar  commitment.  Starting at the  Effective  Date, We
          Media will commit at minimum $1,500,000 dollars in Advertising Inventory per year throughout the duration of this agreement for the purpose of promoting EVC services, such Advertising Inventory will include print and online advertising as described below. The value of Advertising Inventory is determined by the mean rate paid to We Media for similar advertising campaigns. The minimum commitment will increase at a minimum of $1,500,000 per year for every additional $10,000,000 in gross revenue received by We Media derived from promotions and initiatives of this Agreement.

     2.2. Print advertising. We Media will include reasonably well placed full-page ad in all issues of We Magazine throughout the duration of this Agreement. The first

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          issue being the 1999 November/December issue, due to hit newsstands on
          October 25, 1999.

     2.3. Online advertising. The cost of the print advertisement will be deducted from the minimum commitment leaving an amount that must committed to Website advertising outlets. This will include, at We Media's discretion, a combination of one or more of the following: industry standard banners advertisements, badge advertisements and direct targeted offers to End-Users.

     2.4. Advertising Strategy. We Media will work with EVC to develop a comprehensive plan for promoting and targeting EVC services to End-Users through We Media's custom targeting and profiling system. This plan will be delivered to EVC no later than 20 days prior to the launch of the first promotion and must be approved by EVC no later than 10 days prior to launch of the first promotion.

     2.5. Promotion. In all reasonably appropriate We Media marketing materials there will be express mention of EVC being the "Distance Learning Technology Partner of the We Community." EVC will also be presented by We Media as an accessibility technology and service provider for the disabled, their family and friends.

     2.6. Online Registration Form. We Media will build, in cooperation with EVC, an online registration form that will permit interested individuals to begin the enrollment process for EVC course directly from We Media Website properties.

     2.7. Launch. Both parties shall use commercially reasonable best efforts to launch the first promotion by Effective Date.


3.  DELVIERABLES: EVC

     3.1. Promotion.

     3.1.1. EVC will promote We Media properties to all current and new educational and corporate clients and other partners by issuing a co-branded information memo describing the relationship of this Agreement and presenting the We Media Properties as embodying the premier cross-media community providing enabling services to the disabled, their family and friends.

     3.1.2. EVC will make reasonable efforts to encourage its current and new educational and corporate clients and other partners to present the We Community to their constituents, members, students or employees.


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     3.1.3. Within all reasonably appropriate EVC marketing materials there will be a We Media logo, URL and text describing We Media as the premier cross-media community providing enabling services to the disabled, their family and friends.

          EVC will assist We Media in its member acquisition program by making reasonable efforts to facilitate introductions with current EVC partners and affiliates.

     3.2. Artwork. Any and all Artwork for any advertising must be delivered to We Media no later than 15 Days prior to the release of promotion.

     3.3. Identification of We Media Promotional Enrollments. EVC will make all reasonable efforts to identify Enrolled Students that have registered as a result of a We Media promotions.

     3.4. Revenue Sharing. Starting at the Effective Date, Percentage Shared Revenue will initially be valued at [*]% and will be paid to We Media for Enrolled Students whose enrollment is in response to any We Media promotion on a quarterly basis, throughout the term of this Agreement.

          For every 10,000 Enrolled Students per year, who have registered as a result of We Media promotions, the Percentage Shared Revenue will increase by [*]%, with a maximum attainable Percentage Shared Revenue of [*]%. Likewise if the total number of Enrolled Students per year, who have registered as a result of We Media promotions, drops by 10,000, the Percentage Shared Revenue will decrease by [*]%. Excluding year one, if the total number of Enrolled Students per year, who have registered as a result of We Media promotions, falls below a total of 10,000 the Percentage Shared Revenue will be [*]%.


4.  PAYMENT; REPORTS

     4.1. Payment; Reports. EVC shall pay We Media, on the tenth day of each month, the appropriate Percentage Shared Revenue as set forth in section 3.4 of the Agreement, said payments to commence the month immediately following the collection of revenue generated by those students who have registered as a result of We Media promotions.

     4.2. Audit of Reports. Each party will maintain complete and accurate books and records sufficient to prepare accurate reports as required by
          Section 4.1. Each shall have the right to cause such books and records to be audited by an independent certified public accountant selected by the requesting party. Any such audit shall be performed on seven
          (7) days  written  notice,  at the  expense of

[*] Confidential Portions


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          the requesting party, during normal business hours, no more frequently than once in a twelve-month period, and in such a manner as to avoid unreasonable interference with normal business operations, provided, however, that if any such examination reveals an underpayment to the requesting party of more than five percent (5%) of the total payment due for any quarter, then the examined party shall pay the costs of such examination.


5.  OWNERSHIP OF INTELLECTUAL PROPERTY

     5.1. Ownership. As between the parties, EVC shall retain all right, title and interest in and to the distance learning service and its hardware and software. EVC and We Media will jointly own any data collected as part of any distance learning program. We Media will own any artwork, Website and any other content created by We Media.

     5.2. Reservation of Rights. As between the parties, any rights to the We Media Properties and not expressly granted hereunder to EVC are reserved to We Media, and any rights to hardware, software or promotional materials belonging to EVC and not expressly granted hereunder to We Media are reserved to EVC.


6.  CONFIDENTIALITY.

          Each party shall be entitled to disclose the existence of this Agreement, but agrees that the financial terms of this Agreement shall be treated as confidential and shall not be disclosed to any other party; provided, however, that each party may disclose the financial terms of this Agreement (a) as required by a court or other governmental body, or as otherwise required by law, (b) in confidence, to its legal counsel, accountants, banks, and current and prospective financing sources and their advisors, or in connection with an actual or proposed merger or acquisition, or (c) in connection with the enforcement of its rights under this Agreement.


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7. REPRESENTATIONS AND WARRANTIES.

          We Media and EVC each represent and warrant to the other party that:

          (a) such party is an entity duly organized, validly existing and in good standing in the jurisdiction of its formation;

          (b) such party has full authority to enter into this Agreement, to grant the rights granted herein, and to perform the obligations assumed hereunder; and

          (c) this Agreement, when executed by both parties, represents such party's valid and binding obligation, enforceable against it in accordance with its terms, subject to certain general legal enforceability exceptions.


8. LIMITATION OF LIABILITY.

          IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

9. TERM.

          The term of this Agreement shall commence on the Date of the Agreement and shall continue until the fifth anniversary of the Effective Date. The parties agree that commencing June 30 2000, and every June 30th there after, this Agreement shall automatically be extended for an additional period of one year, subject to the conditions herein after contained.

     9.1. In the event that either party should desire not to automatically extend this Agreement, then and in that event, such party shall so notify the other in writing, by Certified Mail, Return Receipt Requested, no later than June 1st of any given year, after which the agreement will not be extended for an additional one year, but will only have the four years of the existing term remaining.



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10. GENERAL PROVISIONS.

     10.1.Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York and the United States (excluding the U.N. Convention on Contracts for the International Sale of Goods) without regard to conflict of laws principles. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys' fees.

     10.2.Arbitration. The parties agree that any disputes or disagreements rising hereunder or in connection herewith shall be settled by binding arbitration before the American Arbitration Association at their offices located in White Plains, NY, and that any judgement awarded thereunder may be entered in any court of appropriate jurisdiction, and will have full force and effect therein.

     10.3.Assignment. Except as otherwise expressly provided in this Agreement, neither party may transfer or assign its rights or delegate its obligations hereunder (whether voluntarily or by operation of law) without the prior written consent of the other party, which consent shall not be withheld or delayed unreasonably, provided that each party shall have the right to transfer this Agreement, and assign all of its rights and delegate all of its obligations hereunder, to any affiliate, and to any successor by way of merger or consolidation or in connection with the sale or transfer of substantially all of its business and assets relating to this Agreement.

     10.4.Notices. All notices under this Agreement shall be in writing and delivered personally or by facsimile, commercial overnight courier, or certified or registered mail, return receipt requested, to a party at its respective address set forth herein.

     10.5.Entire  Agreement.  This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges and supersedes all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party against whom it is to be enforced. Nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any person other than the parties and the respective successors or permitted assigns of the parties, any rights, remedies, obligations or liabilities whatsoever.

     10.6.Severability. If the application of any provision or provisions of this Agreement to any particular facts or circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby; and (ii) such provision or provisions shall be reformed without further action by the parties hereto and only to the extent necessary to make such



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          provision or  provisions  valid and  enforceable  when applied to such particular facts and circumstances.

     10.7.Independent Contractors. The parties are independent contractors, and nothing in this Agreement shall be construed to create a joint venture or partnership.

     10.8.Force Majeure. A party will not be deemed to have materially breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of an act of God, fire, natural disaster, accident, act of government, shortage of equipment, materials or supplies beyond the reasonable control of such party, or any other cause beyond the reasonable control of that party (a "force majeure event"); provided that the party whose performance is delayed or prevented promptly notifies the other party of the nature and duration of the force majeure event.

     10.9.Compliance with Laws. Each party shall comply with all laws and regulations applicable to it.

In witness whereof, both parties have caused this Agreement to be executed as of the date written above.


We Media, Inc.

/s/ Jordan D. Serlin
--------------------------------------------
Jordan Serlin, CEO

/s/ Alexander Spinelli
--------------------------------------------
Alexander Spinelli, Executive Vice President

AND

Educational Video Conferencing, Inc.

/s/ Dr. John J. McGrath
--------------------------------------------
Dr. John McGrath, President

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